Exhibit 99.1

745 Seventh Avenue New York, NY 10019 United States

December 11, 2025

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated July 13, 2025, to the Board of Directors of Waters Corporation (“Waters”), as Annex C to the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Waters, as filed by Waters on December 11, 2025 (the “Registration Statement”), relating to the Merger (as defined in the Registration Statement), and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion of Waters’ Financial Advisors”, “Risk Factors—Risks Related to the Transactions”, “The Transactions—Background of the Merger”, “The Transactions—Waters’ Reasons for the Merger; Recommendation of Waters’ Board of Directors”, “The Transactions—Certain Financial Forecasts”, “The Transactions—Opinion of Barclays” and “Annex C—Opinion of Barclays Capital Inc.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Gary Posternack
Name:	Gary Posternack
Title:	Managing Director